Exhibit 10.6

People’s Bank Short Term Incentive Plan for Key Employees

People’s Bank maintains a Short Term Incentive Plan (the STIP) for certain key employees of the Bank. The STIP is administered under the authority of the Human Resources Committee (HRC) of the Bank’s Board of Directors.

Eligibility. All employees who are classified as Grade 45E or higher (generally, Senior Level Managers and above) and who are not participants in any other production or sales incentive plans are eligible to participate. The Chief Executive Officer and all other executive officers of the Bank are participants in the STIP.

Target Awards. A target payout amount is established for each STIP participant on an annual basis. The target amount is expressed as a percentage of the participant’s base salary for the applicable fiscal year. In general, target award percentages increase as seniority levels increase within the Bank.

Key Performance Measures. Between five and seven key performance measures (KPMs) are set for each STIP participant (other than the Chief Executive Officer) for the applicable fiscal year. Individual KPMs relate to the Bank’s strategic business objectives for that year.

Bank Performance Measure. The availability of funds for payment of STIP awards is dependent on the Bank’s attainment of a specified level of performance compared to an objective performance measure (e.g., earnings per share) over the course of the Bank’s fiscal year. No funds are available for the payment of STIP awards if the Bank’s performance does not meet or exceed a specified minimum performance level. Conversely, the amount available for the payment of STIP awards is capped once the Bank’s performance exceeds a specified level compared to the objective measure. The performance measure, minimum performance level, and cap level are determined by the HRC on an annual basis.

Payouts. STIP payouts are determined following the close of the applicable fiscal year. No payouts are made to any STIP participant unless (a) the Bank has attained at least the minimum performance level specified for the applicable fiscal year, and (b) the Bank’s regulatory capital ratios meet or exceed their required levels. Assuming these conditions have been met, each participant’s achievement of his or her KPMs is evaluated and the amount of his or her STIP award payment is calculated. The participant must demonstrate a specified minimum percentage achievement of his or her KPMs, with the amount of the payout dependent on the degree of achievement attained. The STIP payout for the Chief Executive Officer is solely dependent on the level of Bank performance. Preliminary payout calculations for a participant may then be increased or decreased by as much as 30% (in 10% increments) after evaluating the participant’s leadership behaviors.

Reserved Authority. The HRC and the full Board of Directors of the Bank reserve the authority to approve, modify, or disallow any payment proposed to be made pursuant to the STIP.